Exhibit 99.1

       Helen Hahn Named as a Director of Frederick County Bancorp, Inc.

    FREDERICK, Md., July 6 /PRNewswire-FirstCall/ -- John N. Burdette, Chairman of the Board for Frederick County Bancorp, Inc. (the "Company") (OTC Bulletin Board: FCBI), announced today that Helen G. Hahn has been appointed to the Board of Directors for the Company.

    "We are very pleased and honored to have this talented business professional join us on the Company's Board of Directors. Helen has demonstrated extraordinary leadership skills in the banking world as well as in the Frederick community and will bring a unique blend of valuable and relevant experience to her new position," said Mr. Burdette.

    Mrs. Hahn has 35 years of banking experience in local community banking, starting her career as a courier with Frederick County National Bank and ultimately reaching the position of Senior Vice President of Operations with FCNB Bank before her retirement in 2001. She is currently employed as Treasurer for the Evangelical Lutheran Church in Frederick. She is also a member of the Board of Directors of The Loats Foundation, which provides scholarship assistance to students attending area colleges and universities.

    Mrs. Hahn's involvement in the local community includes many years of service on the United Way's Allocation Committees. She is a member of the Evangelical Lutheran Church, where she is an active participant in the music ministry of the church. Mrs. Hahn resides in Frederick County.

    The Company's wholly-owned subsidiary, Frederick County Bank (the "Bank"), has branch offices at 30 West Patrick Street (Patrick Financial Center) and 1595 Opossumtown Pike. For further information about either this announcement or Frederick County Bank, please call 301-620-1400, or visit the Bank's website, http://www.frederickcountybank.com.

SOURCE  Frederick County Bancorp, Inc.
    -0-                             07/06/2004
    /CONTACT: William R. Talley, Jr., Executive Vice President and Chief Financial Officer of Frederick County Bancorp, Inc., +1-240-529-1507/
    /Web site:  http://www.frederickcountybank.com /
    (FCBI)

CO:  Frederick County Bancorp, Inc.
ST:  Maryland
IN:  FIN OTC
SU:  PER